Exhibit 4.4

CI FINANCIAL CORP.

RESTRICTED SHARE UNIT PLAN

Effective February 16, 2017

1.       PREAMBLE AND DEFINITIONS

1.1       Title.

The Plan described in this document shall be called the “CI Financial Corp. Restricted Share Unit Plan”.

1.2       Purpose of the Plan.

The purposes of the Plan are:

(i)	to promote a further alignment of interests between employees of the Corporation and CI Financial Entities and the shareholders of the Corporation;

(ii)	to associate a portion of employees’ compensation with the returns achieved by shareholders of the Corporation; and

(iii)	to attract and retain employees with the knowledge, experience and expertise required by the Corporation and the CI Financial Entities.

1.3       Definitions.

(a)	“Applicable Law” means any applicable provision of law, domestic or foreign, including without limitation applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules;

(b)	“Beneficiary” means an individual who, on the date of a Participant’s death, is the person who has been designated in accordance with Section 9.8 and the laws applying to the Plan, or where no such individual has been validly designated by the Participant, or where the individual does not survive the Participant, the Participant’s legal representative;

(c)	“Black-Out Period” means a period of time imposed pursuant to the Insider Trading Policy of the Corporation upon certain designated persons during which those persons may not trade in any securities of the Corporation;

(d)	“Board” means the Board of Directors of the Corporation;

(e)	“Cause” in respect of a Participant has the meaning ascribed thereto in the Participant’s written employment agreement with the Corporation or a CI Financial Entity, or, in the event the Participant is not party to any such written employment agreement, means “just cause” “or “cause” for termination of the Participant’s employment by the Corporation or a CI Financial Entity as determined under Applicable Law;

(f)	“Change of Control” means:

(i)	the consummation of any transaction or series of transactions including any consolidation, amalgamation, arrangement, merger or issue of voting shares in the capital of the Corporation, the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction or series of transactions becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares in the capital of the Corporation, measured by voting power rather than number of shares (but shall not include the creation of a holding company or similar transaction that does not involve any material change in the indirect beneficial ownership of the voting shares in the capital of the Corporation);

CI Financial Corp. Restricted Share Unit Plan

(ii)	the direct or indirect sale, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation, taken as a whole, to any Person or group of Persons acting jointly or in concert for purposes of such transaction (other than to any affiliates of the Corporation);

(iii)	the election at a meeting of the Corporation’s shareholders of that number of individuals that would represent a majority of the Board as Directors of the Corporation, who are not included in the slate for election as Directors proposed to the Corporation’s shareholders by management of the Corporation or a transaction or series of transactions as a result of which a majority of the Directors of the Corporation are removed from office at any annual or special meeting of shareholders or as a result of a transaction referred to in clause (i) above, or a majority of the Directors of the Corporation resign from office over a period of 60 days or less, and the vacancies created thereby are filled by nominees proposed by any Person other than Directors or management of the Corporation in place immediately prior to the removal or resignation of the Directors; or

(iv)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in clauses (i), (ii) or (iii), above;

(g)	“CI Financial Entity” means any of the Corporation’s subsidiaries or successor entities;

(h)	“Committee” means the Human Resources and Compensation Committee of the Board, or such other committee of the Board as is designated by the Board to advise or make recommendations to the Board regarding compensation matters, or to administer all or any part of the Plan, from time to time;

(i)	“Corporation” means CI Financial Corp., a corporation incorporated under the laws of Ontario, and includes any successor to CI Financial Corp. resulting from any merger, amalgamation, arrangement, reorganization or other similar transaction of, or involving, CI Financial Corp. or any continuance under the laws of another jurisdiction;

(j)	“Director” means a member of the Board;

(k)	“Disability” means the mental or physical state of a Participant such that, as a result of illness, disease, mental or physical disability or similar cause, the Participant has been unable to fulfil his or her obligations as an employee of the Corporation either for any consecutive six-month period or for any period of twelve months (whether or not consecutive) in any consecutive 24-month period, provided that, where the Participant has entered into a written employment agreement with the Corporation, “Disability” will have the meaning attributed to that term, or the term equivalent in concept, contained in that agreement, and provided that the term “Disabled” has the same meaning with necessary grammatical changes; “Disability Date” means, in relation to a Participant, that date determined by the Board or the Committee to be the date on which the Participant experienced a Disability;

CI Financial Corp. Restricted Share Unit Plan

(l)	“Eligible Person” means an individual Employed by the Corporation or any CI Financial Entity who is designated as an Eligible Person by the Board (and a Grant of RSUs to an individual Employed by the Corporation or any CI Financial Entity shall be deemed to be a designation that such individual is an Eligible Person);

(m)	“Employed” means, with respect to an individual, that:

(i)	he/she is an officer or employee rendering services to the Corporation or a CI Financial Entity, excluding services as a Director; or

(ii)	he/she is an officer or employee not actively rendering services to the Corporation or a CI Financial Entity due to an approved leave of absence, maternity or parental or other statutory leave or leave on account of Disability, and “Employment” has the corresponding meaning;

(n)	“Fair Market Value” means, with respect to a Share, (a) with respect to any particular date, the volume weighted average trading price per Share on the Stock Exchange during the immediately preceding five (5) Trading Days, or (b) in any case in which the Shares are not listed on a Stock Exchange, the value established by the Corporation acting in good faith;

(o)	“Grant” means a grant of RSUs made pursuant to Section 3.2;

(p)	“Grant Agreement” means an agreement between the Corporation and a Participant under which a Grant is made, as contemplated by Section 3.2, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan;

(q)	“Grant Date” means the effective date of a Grant;

(r)	“Grant Value” means the dollar amount allocated to an Eligible Person in respect of a Grant as contemplated by Section 3;

(s)	“Insider” has the meaning set forth in the applicable rules of the Toronto Stock Exchange or similar term in the rules of another applicable Stock Exchange;

(t)	“Misconduct” means (i) serious misconduct, including conduct which has a significant negative impact on the reputation or operations of the Corporation or its subsidiaries; (ii) fraud; (iii) a material breach of the terms of employment; (iv) wilful breach of the provisions of the Corporation's code of conduct; or (v) failure or wilful refusal to substantially perform the employee's duties and responsibilities;

(u)	“Participant” has the meaning set forth in Section 3.2(a);

(v)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

CI Financial Corp. Restricted Share Unit Plan

(w)	“Plan” means this CI Financial Corp. Restricted Share Unit Plan, as the same may be supplemented and amended from time to time;

(x)	“RSU” means a right granted to a Participant in accordance with Section 3, to receive a Share or a cash payment based on the Fair Market Value of a Share (or a combination thereof), that generally becomes Vested, if at all, following a period of continuous Employment of the Participant with the Corporation or a CI Financial Entity as provided in the Plan and/or an applicable Grant Agreement;

(y)	“RSU Account” has the meaning set out in Section 5.1;

(z)	“Security Based Compensation Arrangement” has the meaning set forth in the applicable rules of the Toronto Stock Exchange or similar term in the rules of another applicable Stock Exchange, as applicable;

(aa)	“Share” means a common share in the capital of the Corporation and such other share as may be substituted for it as a result of any amendments to the articles of the Corporation, or consolidation, merger, amalgamation, arrangement, reorganization or other similar transaction involving the Corporation, including any rights that form a part of or accompany the common share or substituted share;

(bb)	“Stock Exchange” means the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then the over-the-counter market;

(cc)	“Stock Exchange Rules” means the applicable rules of any stock exchange on which shares of the Corporation are listed;

(dd)	“Termination” means (i) in the case of a Participant who is Employed by the Corporation or a CI Financial Entity, the cessation of the Participant’s active Employment with the Corporation or CI Financial Entity (other than in connection with the Participant’s transfer to Employment with the Corporation or a CI Financial Entity), which shall occur on the earlier of the date on which the Participant ceases to render services to the Corporation or CI Financial Entity, as applicable, and the date on which the Corporation or CI Financial Entity, as applicable, delivers notice of the termination of the Participant’s Employment to him/her, whether such termination is lawful or otherwise and, except as expressly required by applicable employment standards legislation, without giving effect to any period of notice or compensation in lieu of notice, but, for greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental or other statutory leave or leave on account of Disability shall not be considered to be a “Termination”; and (ii) in the case of any Participant who does not return to active Employment with the Corporation or a CI Financial Entity immediately following a period of absence due to vacation, temporary illness, authorized leave of absence, maternity or parental or other statutory leave or leave on account of Disability, such cessation shall be deemed to occur on the last day of such period of absence, and “Terminated” and “Terminates” shall be construed accordingly;

(ee)	“Time Vesting” means any conditions relating to continued service with the Corporation or a CI Financial Entity for a period of time in respect of the Vesting of RSUs;

CI Financial Corp. Restricted Share Unit Plan

(ff)	“Trading Day” means any date on which the Stock Exchange is open for the trading of Shares and on which Shares are actually traded;

(gg)	“Trustee” means such person or persons as may from time to time be appointed by the Corporation as trustee of the Trust Fund;

(hh)	“Trust Fund” means a trust fund established by the Corporation as contemplated in Section 4.3 for the purpose of purchasing Shares to settle Vested RSUs pursuant to the Plan;

(ii)	“Valuation Date” means the date as of which the Fair Market Value is determined for purposes of calculating the number of RSUs included in a Grant, which unless otherwise determined by the Board shall be the Grant Date of such Grant;

(jj)	“Vested” means the applicable Time Vesting and/or any other conditions for payment or other settlement as provided in this Plan in relation to a whole number, or a percentage (which may be more or less than 100%) of the number, of RSUs determined by the Board in connection with a Grant of RSUs, (i) have been met; (ii) have been waived or deemed to be met pursuant to Section 6.6, Section 6.7 or Section 6.8; or (iii) are otherwise waived pursuant to Section 3.3, and “Vesting” and “Vest” shall be construed accordingly;

(kk)	“Vesting Date” means the date on which the applicable Time Vesting or other conditions as provided in this Plan for an RSU becoming Vested are met, deemed to have been met or waived as contemplated in Section 1.3(jj); and

(ll)	“Vesting Period” means, with respect to a Grant, the period commencing on the Grant Date and ending on, unless otherwise determined by the Board, as to one third of RSUs subject to such Grant on December 17 of the year in which the Grant Date occurs, one third of RSUs subject to such Grant on December 17 of the first year following the year in which the Grant Date occurs, and one third of RSUs subject to such Grant on December 17 of the second year following the year in which the Grant Date occurs (or, if any such December 17 is not a Trading Day, in such case the next following Trading Day); provided that the last Vesting Date for such RSUs, unless otherwise determined by the Board, shall not be later than December 17 (or, if not a Trading Day, the next following Trading Day) of the third year following the year in which the Participant performed the services to which the Grant relates.

2.       CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular include the plural and vice versa, as the context shall require.

2.2	Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

2.3	Severability. If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

CI Financial Corp. Restricted Share Unit Plan

2.4	Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section shall, except where expressly stated otherwise, mean a section of the Plan, as applicable.

3.       ADMINISTRATION OF THE PLAN, RSU GRANTS AND VESTING PERIODS

3.1       Administration of the Plan.

Unless otherwise determined by the Board, the Plan shall be administered by the Board and, in administering the Plan, the Board may consider the advice or recommendation of the Committee on particular matters or with respect to particular Eligible Persons or Participants as may be determined by the Board from time to time. The Board shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan subject to and not inconsistent with the express provisions of the Plan, including, without limitation, the authority:

(a)	to make Grants;

(b)	to determine the Grant Date for Grants, if not the date on which the Board determines to make such Grants, provided that the Board shall ensure that no Grant Date falls within a Blackout Period or within the first five (5) Trading Days immediately following a Blackout Period unless the Board determines that the company is not in possession of material undisclosed information;

(c)	to determine the Eligible Persons to whom, and the time or times at which, Grants shall be made and shall become issuable;

(d)	to determine the Grant Value and the Valuation Date (if not the Grant Date) for each Grant and accordingly the number of RSUs to be included in each Grant in accordance with Section 3.2;

(e)	to approve or authorize the applicable form and terms of the related Grant Agreements and any other forms to be used in connection with the Plan;

(f)	to determine the terms and conditions of Grants granted to any Participant, including without limitation (A) the number of RSUs subject to a Grant, (B) the Vesting Period(s) applicable to a Grant, (C) the condition(s) to the Vesting of any RSUs granted hereunder, including terms relating to Time Vesting, any multiplier that may apply to RSUs subject to a Grant in connection with the achievement of Vesting conditions and the conditions, if any, upon which Vesting of any RSU will be waived or accelerated without any further action by the Board (including, without limitation, the effect of a Change of Control and a Participant’s Termination in connection therewith), (D) the circumstances upon which an RSU shall be forfeited, cancelled or expire, (E) the consequences of a Termination with respect to an RSU, (F) the manner and time of exercise or settlement of Vested RSUs, and (G) whether and the terms upon which any Shares delivered upon exercise or settlement of an RSU must continue to be held by a Participant for any specified period;

(g)	to determine whether and the extent to which any criteria applicable to the Vesting of an RSU have been satisfied or shall be waived or modified;

CI Financial Corp. Restricted Share Unit Plan

(h)	to amend, suspend or terminate the terms of any outstanding Grant under the Plan or Grant Agreement; provided, however, that no such amendment, suspension or termination shall be made at any time to the extent such action would materially adversely affect the existing rights of a Participant with respect to any then outstanding RSU without his/her consent in writing and provided further, however, that, notwithstanding the foregoing clause of this Section 3.1(h), the Board may amend the terms of an RSU or Grant Agreement without the consent of the Participant for purposes of complying with Applicable Law whether or not such amendment could adversely affect the rights of the Participant;

(i)	to determine whether, and the extent to which, adjustments shall be made pursuant to Section 5.3 and the terms of any such adjustments;

(j)	to interpret the Plan and Grant Agreements;

(k)	to prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and Grant Agreements;

(l)	to determine the terms and provisions of Grant Agreements (which need not be identical) entered into in connection with Grants; and

(m)	to make all other determinations deemed necessary or advisable for the administration of the Plan.

3.2       Eligibility, Grants of RSUs and Award Determination.

(a)	The Board may make Grants of RSUs from time to time to Eligible Persons. In determining the Eligible Persons to whom Grants are to be made (“Participants”) and the Grant Value for (and accordingly the number of RSUs to be covered by) each Grant, the Board shall take into account the terms of any written employment agreement between an Eligible Person and the Corporation or any CI Financial Entity and may take into account such other factors as it shall determine in its sole and absolute discretion.

(b)	The number of RSUs to be covered by each Grant shall be determined by dividing the Grant Value for such Grant by the Fair Market Value of a Share as at the Valuation Date for such Grant, rounded up to the next whole number of RSUs.

(c)	For greater certainty and without limiting the discretion conferred on the Board pursuant to this Section, the Board’s decision to approve a Grant in any period shall not require the Board to approve a Grant to any Eligible Person in any other period; nor shall the Board’s decision with respect to the size or terms and conditions of a Grant in any period require it to approve a Grant of the same or similar size or with the same or similar terms and conditions to any Participant in any other period. The Board shall not be precluded from approving a Grant to any Participant solely because such Participant may have previously received a Grant under this Plan or any other similar compensation arrangement of the Corporation or a CI Financial Entity, subject to the limitations provided in Section 4.1. No Eligible Person has any claim or right to receive a Grant except as may be provided in a written employment agreement between an Eligible Person and the Corporation or a CI Financial Entity.

CI Financial Corp. Restricted Share Unit Plan

(d)	Each Grant Agreement shall set forth, at a minimum, the Grant Date of the Grant thereof, the number of RSUs granted pursuant to such Grant, the applicable Vesting Period(s) and any other conditions to the Grant (including, if applicable, any required approval of the Plan or the Grant by shareholders of the Corporation as may be required under Stock Exchange Rules) and may specify such other terms and conditions consistent with the terms of the Plan as the Board shall determine or as shall be required under any other provision of the Plan. The Board may include in a Grant Agreement terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the Grant or Vesting of RSUs.

3.3	Discretion of the Board. Notwithstanding any other provision hereof or of any applicable instrument of grant, the Board may accelerate or waive any condition to the Vesting of any Grant, all Grants, any class of Grants or Grants held by any group of Participants.

3.4	Effects of Board’s Decision. Any interpretation, rule, regulation, determination or other act of the Board hereunder shall be made in its sole discretion and shall be conclusively binding upon all persons.

3.5	Limitation of Liability. No member of the Committee or the Board and no officer or employee of the Corporation or a CI Financial Entity shall be liable for any action or determination made in good faith pursuant to the Plan or any Grant Agreement under the Plan. To the fullest extent permitted by law, the Corporation and the CI Financial Entities shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Committee or the Board or is or was an officer or employee of the Corporation or a CI Financial Entity.

3.6	Delegation and Administration. The Board may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to the Committee or to any one or more directors, officers or employees of the Corporation or CI Financial Entities as it may determine from time to time, on terms and conditions as it may determine, except the Board shall not, and shall not be permitted to, delegate any such powers, rights or duties to the extent such delegation is not consistent with Applicable Law. The Board may also appoint or engage a trustee, custodian, administrator or other service provider to administer or implement the Plan or any aspect of it, except that the Board shall not, and shall not be permitted to, appoint or engage such a trustee, custodian, administrator or service provider to the extent such appointment or engagement is not consistent with Applicable Law.

4.       SHARES SUBJECT TO THE PLAN

4.1       Maximum Number of Shares and Limitations.

a.	Subject to Section 4.2 and to adjustment pursuant to Section 5.3, the maximum number of Shares that may be issued by the Corporation under the Plan shall be 6,000,000 Shares, provided that the number of Shares issued or issuable by the Corporation under all Security Based Compensation Arrangements of the Corporation at any time shall not in the aggregate exceed 10% of the issued and outstanding Shares.

b.	All Shares subject to RSUs that terminate or are cancelled without being settled shall be available for any subsequent Grant.

CI Financial Corp. Restricted Share Unit Plan

c.	Under the Plan and any other Security Based Compensation Arrangement of the Corporation (i) the aggregate number of Shares issued by the Corporation to Insiders, within any one year period; and (ii) the aggregate number of Shares issuable by the Corporation to Insiders at any time, shall not exceed 10% of the issued and outstanding Shares.

4.2	Issuance and Delivery of Shares Subject to Applicable Law. Notwithstanding anything herein to the contrary, the Corporation's obligation to deliver Shares in respect of any RSU is subject to the satisfaction of all requirements under Applicable Law in respect thereof and obtaining all regulatory approvals as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance, purchase or delivery thereof and the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction or to comply with Applicable Law. In this connection, the Corporation shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance and/or delivery of such Shares in compliance with Applicable Law.

4.3	Contributions to Trust Fund. The Corporation may establish a Trust Fund and the Corporation and/or CI Financial Entities may make contributions to the Trust Fund from time to time in such amounts and at such times as may be specified by the Corporation or CI Financial Entities for the purpose of funding, in whole or in part, the purchase of Shares as provided for in Section 4.4 to satisfy the settlement of Vested RSUs pursuant to the Plan and (to the extent applicable) related expenses (including brokerage fees or commissions).

4.4	Share Purchases. Shares may be purchased to satisfy the settlement of Vested RSUs pursuant to the Plan by a Trustee appointed by the Corporation for this purpose (which designation may be changed from time to time). Shares purchased by or on behalf of the Trustee may be purchased on the open market at prevailing market prices.

5.       ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

5.1	RSU Account. An account, called an “RSU Account”, shall be maintained by the Corporation, or a CI Financial Entity, for each Participant and will be credited with such grants of RSUs as are received by a Participant from time to time pursuant to Sections 3.1 and 3.2 and any dividend equivalent RSUs pursuant to Section 5.2. RSUs that fail to Vest in a Participant and are forfeited pursuant to Section 6, or that are paid out to the Participant or his/her Beneficiary, shall be cancelled and shall cease to be recorded in the Participant’s RSU Account as of the date on which such RSUs are forfeited or cancelled under the Plan or are paid out, as the case may be.

5.2	Dividend Equivalent RSUs. Except as otherwise provided in the Grant Agreement relating to a grant of RSUs, if and when cash dividends (other than extraordinary or special dividends) are paid with respect to Shares to shareholders of record as of a record date occurring during the period from the Grant Date under the Grant Agreement to the date of settlement of the RSUs granted thereunder, a number of dividend equivalent RSUs (including fractions thereof) shall be granted to the Participant who is a party to such Grant Agreement. The number of such additional RSUs will be calculated by dividing the aggregate dividends or distributions that would have been paid to such Participant if the RSUs in the Participant’s RSU Account had been Shares by the closing price of the Shares on the date on which the dividends or distributions were paid on the Shares. The additional RSUs granted to a Participant will be subject to the same terms and conditions, including Vesting and settlement terms, as the corresponding RSUs.

CI Financial Corp. Restricted Share Unit Plan

5.3	Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin-off, dividends (other than cash dividends in the ordinary course) or other distribution of the Corporation’s assets to shareholders, or any other similar changes affecting the Shares, a proportionate adjustment to reflect such change or changes shall be made with respect to RSUs outstanding under the Plan or entitlements thereunder, or securities into which the Shares are changed or are convertible or exchangeable may be substituted for Shares under this Plan, on a basis proportionate to the number of RSUs in the Participant’s RSU Account or some other appropriate basis, all as determined by the Board in its sole discretion.

6.       VESTING AND SETTLEMENT OF RSUS

6.1	Settlement. A Participant’s RSUs, adjusted in accordance with the applicable multiplier, if any, as set out in the Grant Agreement, shall be settled as provided below to the Participant or his/her Beneficiary, upon or as soon as reasonably practicable following the Vesting thereof in accordance with Section 6.3, 6.6 or 6.7, as the case may be, subject to the terms of the applicable Grant Agreement. In all events, Vested RSUs will be settled on or before the earlier of the ninetieth (90th) day following the Vesting Date and December 31 of the year in which Vesting occurred. Vested RSUs will be settled by way of a cash payment, the delivery of Shares or a combination of a cash payment and the delivery of Shares as provided in a Grant Agreement or as otherwise determined by the Corporation. Settlement in Shares shall be made, subject to Section 9.2, by way of the issuance by the Corporation, or delivery by the Corporation (or by the Trustee of a Trust Fund, if one has been established), of one Share for each Vested RSU being settled in Shares. Settlement of Vested RSUs in cash shall be made, subject to Section 9.2, by way of the lump sum payment of an amount equal to the Fair Market Value on the relevant settlement date multiplied by the number of Vested RSUs being settled in cash as of such date. No fractional Shares will be issued or delivered and any fractional Vested RSUs shall be settled in cash based on the Fair Market Value on the relevant settlement date.

6.2	Failure to Vest. For greater certainty, a Participant shall have no right to receive any payment or Shares or other benefit as compensation, damages or otherwise, with respect to any RSUs that do not become Vested.

6.3	Continued Employment. Subject to this Section 6, RSUs subject to a Grant and dividend equivalent RSUs credited to the Participant’s RSU Account in respect of such RSUs shall vest in such proportion(s) and on such Vesting Date(s) as may be specified in this Plan and/or in the Grant Agreement governing such Grant provided that the Participant is Employed on the relevant Vesting Date. For greater certainty, a Participant shall not be considered to be Employed on a Vesting Date if, prior to such Vesting Date, such Participant received a payment in lieu of notice of Termination of Employment, whether under a contract of employment, as damages or otherwise.

6.4	Misconduct. Subject to the terms of a Participant’s written employment agreement with the Corporation or a CI Financial Entity and the relevant Grant Agreement, and unless otherwise determined by the Board or the Committee, if the Senior Vice President, Human Resources or General Counsel (or persons holding equivalent positions) of the Corporation or a CI Financial Entity determine that there has been Misconduct by a Participant, any RSUs that have not Vested prior to the determination date, including dividend equivalent RSUs in respect of such RSUs, shall not Vest and all such RSUs shall be forfeited and cancelled immediately.

6.5	Termination of Employment for Cause or Resignation. Subject to the terms of a Participant’s written employment agreement with the Corporation or a CI Financial Entity and the relevant Grant Agreement, and unless otherwise determined by the Board or the Committee, in the event a Participant’s Employment is Terminated for Cause by the Corporation or a CI Financial Entity, as applicable, or a Participant’s Employment with the Corporation or a CI Financial Entity Terminates as a result of the Participant’s resignation, any RSUs that have not Vested prior to the date of the Participant’s Termination for Cause or the date on which the Participant submits his/her resignation, as the case may be, including dividend equivalent RSUs in respect of such RSUs, shall not Vest and all such RSUs shall be forfeited and cancelled immediately.

CI Financial Corp. Restricted Share Unit Plan

6.6

Termination of Employment without Cause. Subject to the terms of a Participant’s written employment agreement with the Corporation or a CI Financial Entity and the relevant Grant Agreement, in the event a Participant’s Employment is Terminated by the Corporation or a CI Financial Entity, as applicable, without Cause, the number of RSUs determined by the formula A x B/C, where

A	equals the total number of RSUs relating to such Grant that have not previously Vested and dividend equivalent RSUs in respect of such RSUs,

B	equals the total number of days between the first day of the Vesting Period relating to such Grant and the effective date of Termination of the Participant’s employment without Cause, and

C	equals the total number of days in the Vesting Period relating to such Grant,

shall become Vested RSUs on the effective date of Termination of the Participant’s employment without Cause and all other RSUs not so Vested shall be forfeited immediately.

6.7	Retirement, Death or Disability. Subject to the terms of a Participant’s written employment agreement with the Corporation or a CI Financial Entity and the relevant Grant Agreement, in the event the Participant retires, dies or experiences a Disability prior to the end of a Vesting Period relating to a Grant all RSUs that have not previously Vested shall Vest on the Participant’s date of retirement, death or Disability Date, as the case may be.

6.8

Change of Control. In the event of a Change of Control, subject to the terms of a Participant’s written employment agreement with the Corporation or a CI Financial Entity and the relevant Grant Agreement, the Board or the Committee may in its sole discretion determine that all RSUs that have not previously Vested shall Vest on the effective date of the Change of Control. RSUs that Vest in accordance with this Section 6.8 shall be settled by a lump sum cash payment on the effective date of the Change of Control equal to the price attributed to the Shares in connection with the transaction resulting in the Change of Control (or the fair market value of a Share at the time of such transaction as determined by the Board or the Committee in good faith if no Share price was in fact established for purposes of such transaction) multiplied by the number of Vested RSUs.

7.             CURRENCY

7.1

Currency. Except where the context otherwise requires, all references in the Plan to currency refer to lawful Canadian currency. Any amounts required to be determined under this Plan that are denominated in a currency other than Canadian dollars shall be converted to Canadian dollars at the applicable Bank of Canada published rate of exchange for the business day prior to the day as of which the amount is required to be determined.

CI Financial Corp. Restricted Share Unit Plan

8.             SHAREHOLDER RIGHTS

8.1

No Rights to Shares. RSUs are not Shares and a Grant of RSUs will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlements or rights on liquidation.

9.             MISCELLANEOUS

9.1

Compliance with Laws and Policies. The Corporation’s obligations hereunder are subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.

9.2

Withholdings. So as to ensure that the Corporation or a CI Financial Entity or the Trustee of a Trust Fund, if one has been established, as applicable, will be able to comply with the applicable provisions of any Applicable Law relating to the withholding of tax or other required deductions, the Corporation or CI Financial Entity or the Trustee of a Trust Fund, if one has been established, as applicable, may withhold or cause to be withheld from any Shares deliverable or amount payable to or in respect of a Participant, either under this Plan or otherwise, such amount as may be necessary to permit the Corporation or CI Financial Entity or the Trustee, as applicable, to so comply.

9.3

No Right to Continued Employment/Service. Nothing in the Plan or in any Grant Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation or any CI Financial Entity, to be entitled to any remuneration or benefits not set forth in the Plan or a Grant Agreement or to interfere with or limit in any way the right of the Corporation or any CI Financial Entity to terminate the Participant’s employment or service arrangement with the Corporation or any CI Financial Entity.

9.4

No Additional Rights. Neither the designation of an individual as a Participant nor the grant of any RSUs to any Participant entitles any person to the grant, or any additional grant, as the case may be, of any RSUs under the Plan.

9.5

Participation and Terms of the Plan. Participation in the Plan by Eligible Persons is voluntary. By entering into a Grant Agreement for RSUs, each Participant shall be deemed conclusively to have accepted and consented to all terms of this Plan.

9.6

Amendment, Termination. Subject to Applicable Law and Stock Exchange Rules, the Plan and any Grant made pursuant to the Plan may be amended, modified or terminated by the Board without approval of shareholders, provided that no amendment to the Plan or Grants made pursuant to the Plan may be made without the consent of a Participant if it materially adversely affects the existing rights of a Participant with respect to any then outstanding RSU, except that Participant consent shall not be required where the amendment is required for purposes of compliance with Applicable Law. Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan or an RSU granted under the Plan, as applicable, without obtaining approval of any Participant or shareholder of the Corporation:

CI Financial Corp. Restricted Share Unit Plan

(i)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with Applicable Law and regulatory requirements, including the requirements of any applicable Stock Exchange, in place from time to time;

(ii)	amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(iii)	amendments to the provisions of the Plan respecting the terms and conditions on which RSUs may be granted pursuant to the Plan;

(iv)	amendments to the Plan that are of a “housekeeping” nature;

(v)	amendments to the provisions relating to a Change of Control; and

(vi)	any other amendments not requiring shareholder approval under Applicable Laws or the requirements of any Stock Exchange.

Without limiting the generality of the foregoing, the Board may not, without the approval of the Corporation’s shareholders, make amendments to the Plan or an RSU granted under the Plan with respect to the following:

(i)	an increase to the maximum number or percentage of securities issuable by the Corporation under the Plan;

(ii)	amendment provisions granting additional powers to the Board to amend the Plan or entitlements thereunder;

(iii)	any change to the categories of individuals eligible for grants of RSUs where such change would permit the participation of non-employee Directors;

(iv)	any changes to the Insider participation limits set forth in Section 4.1;

(v)	an amendment to the prohibition on assignment or transfer of RSUs in Section 10.1; or

(vi)	an amendment to the amendment provisions in this Section 9.6.

9.7

Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan. For greater certainty and unless otherwise determined by the Board or the Committee, a Participant shall be responsible for brokerage fees and other administration or transaction costs relating to the transfer, sale or other disposition of Shares on behalf of the Participant that have been previously distributed to or provided to the Participant pursuant to the Plan upon settlement of Vested RSUs.

9.8

Designation of Beneficiary. Subject to the requirements of Applicable Law, a Participant may designate a Beneficiary, in writing, to receive any benefits that are payable under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form as may be prescribed by the Board or the Committee from time to time. A Beneficiary designation under this Section 9.8 and any subsequent changes thereto shall be filed with the Head of Human Resources of the Corporation.

CI Financial Corp. Restricted Share Unit Plan

10.          ASSIGNMENT

10.1	No Assignment. Subject to Section 9.8, the assignment or transfer of RSUs, or any other benefits under this Plan, shall not be permitted other than by operation of law.

11.          EFFECTIVE DATE

11.1	Effective Date. The Corporation is establishing the Plan effective on February 16, 2017.

CI Financial Corp. Restricted Share Unit Plan